Exhibit 10.2

DEFERRED COMPENSATION PLAN FOR

DIRECTORS OF THE BOEING COMPANY

(As Amended and Restated Effective January 1, 2008)

1.	Purpose. The purposes of the Deferred Compensation Plan for Directors of The Boeing Company are (i) to credit to members of the Board of Directors of The Boeing Company any portions of director retainers that are required to be paid in Boeing stock units, (ii) to provide for elective deferral of payment of all or a portion of any retainers, meeting fees, or both, otherwise payable in cash to such directors, and (iii) to encourage elective deferral of payment of all or a portion of any retainers, meeting fees, or both, otherwise payable in cash to such director, into Boeing stock units.

2.	Definitions. The following terms have the meanings set forth below:

“Account” means the recordkeeping account established for each Participant in the Plan, for purposes of accounting for Deferrals, Matching Contributions and Earnings Credits.

“Beneficiary” means the person or persons designated by the Participant to receive distributions from the Plan, upon the Participant’s death. If no beneficiary has been designated, the Participant’s beneficiary shall be the personal representative of the participant’s estate.

“Board of Directors” means the board of directors of The Boeing Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors.

“Company” means The Boeing Company.

“Deferrals” means the compensation required to be paid in Boeing stock units plus the portion of a Participant’s cash retainers, if any, that he or she elects to defer on a pre-tax basis under this Plan in accordance with Section 4.

“Deferral Election” means the election made by a Participant to defer a portion of his or her cash retainers in accordance with Section 4.

“Earnings Credit” means the amount credited to a Participant’s Account under Section 5.3.

“Matching Contributions” means Company Matching Contributions made pursuant to Section 5.1.

“Participant” means any member of the Board of Directors.

“Plan” means this Deferred Compensation Plan for Directors of The Boeing Company, as herein set forth, together with any amendments that may be adopted.

“Plan Year” means the calendar year.

“Separation from Service” or “Separates from Service” means a Participant’s death, retirement or termination from service with the Board of Directors within the meaning of Code section 409A.

“Specified Employee” means a Participant who is a “specified employee” within the meaning of Code section 409A. Specified Employee status is determined on the last day of the prior Plan Year, to take effect as of April 1 of the Plan Year for a 12-month period. Notwithstanding the foregoing, Specified Employees shall be determined by including the employees whom the Company reasonably determines to be the 75 top-paid officers of the Company rather than the 50 top-paid officers as provided under Code section 416(i)(1)(A), to the extent permitted under Code section 409A.

“Unforeseeable Emergency” means “unforeseeable emergency” within the meaning of Code section 409A, as determined by the Committee.

3.	Eligibility and Participation. Every member of the Company’s Board of Directors entitled to compensation as a director shall participate in the Plan and shall be eligible to elect cash Deferrals under the Plan.

4	Deferrals. Every Participant shall participate as to the amount of compensation required to be paid in Boeing stock units.

4.1	Election to Defer. A Participant also may elect to defer all or a specified percentage of his or her retainers that may be payable in cash. Such election shall be made by executing and delivering to the Company Deferral Election which states the percentage of the retainers to be deferred and the Deferral Account (dollar denominated or stock units) to which such amounts are to be credited. An election or change in election must be made by December 1 to be effective for retainers to be paid in the following calendar year; provided, that a Participant who is appointed or elected to the Board of Directors for the first time may file an election with the Company within 30 days of such appointment or election with respect to retainers for services to be performed subsequent to the election. Any such election shall supersede any election previously made.

4.2	Election Duration. An election to participate will remain in effect until participation in the Plan terminates, or until the election is changed by a the new Deferral Election filed by the Participant with the Company in accordance with Section 4.1 above, increasing or decreasing the percentage of retainers to be deferred or changing the Deferral Account for future elective Deferrals. If a Participant terminates elective participation in the Plan, all amounts accumulated in the Participant’s Account(s) prior to termination will continue to be held subject to the Plan.

4.3	Unforeseeable Emergency. Notwithstanding the election procedures described above, a Participant will be permitted to cancel an existing Deferral Election of cash retainers with regard to a Plan Year during that Plan Year, where the Participant incurs an Unforeseeable Emergency, as determined by the Committee. To the extent that a Participant has elected and received a distribution due to an Unforeseeable Emergency under Section 6.5, the Participant will be deemed to have elected to cancel his or her cash retainer Deferral Election for the remainder of the applicable Plan Year.

5	Accounts. All payments required to be made to a Participant in stock units shall be credited to a “Stock Unit Account” for the Participant. All retainers and fees a Participant elects be deferred under the Plan shall be credited to the Participant either in a dollar denominated, interest bearing account (an “Interest Credit Account”) or in the Participant’s Stock Unit Account, at the election of the Participant. Such election once made, will be irrevocable as to payments made in the following calendar year. In the absence of an election, all retainers and fees elected to be deferred shall be credited to an Interest Credit account.

5.1	Company Matching Contributions. To the extent a Participant has elected to defer all or a portion of the Participant’s retainers into a Stock Unit Account, the Company shall make a Matching Contribution of an additional 25% of the amount so deferred. Each such Matching Contribution shall be deferred together with the Participant Deferral to which it relates, and shall be subject to all of the Participant elections (including default elections) with respect to such Deferral. Effective with respect to retainers deferred on or after January 1, 2005, the Company will no longer make any Matching Contributions deferred into a Stock Unit account.

5.2	Stock Unit Accounts. Deferrals of retainers and fees, including any Matching Contributions with respect thereto, shall be credited at the time the retainers or fees otherwise are payable. At the time such amounts are credited to a Participant’s Stock Unit Account, the Account shall be credited with the number of shares of the Company’s common stock that could be purchased with the amount credited, based on the Fair Market Value of such stock on the day as of which the account is so credited (or on the next business day on which the New York Stock Exchange is open, if the Exchange is closed on the day as of which the account is credited), excluding commissions, taxes, and other charges; and such number shall be recorded as stock units in the Participant’s account, for bookkeeping purposes only. For purposes of the Plan, “Fair Market Value” means the mean of the high and low per share trading prices for the common stock of the Company for that day as reported for the “New York Stock Exchange - Composite Transactions” For a single trading day. The number of stock units in an Account shall be appropriately adjusted to reflect stock splits, stock dividends, and other like adjustments in the Company’s common stock.

5.3	Earnings on Accounts. Each Participant’s account(s) shall be credited with earnings thereon as follows:

Interest Credit Account. A Participant’s Interest Credit Account shall be credited monthly with interest on all amounts in that account during the preceding month. Interest will be computed during each calendar year at the mean between the high and the low during the first eleven months of the preceding year of yields on Aa-rated Industrial Bonds as reported by Moody’s Investors Service, Inc., rounded to the nearest 1/4th of one percent. The Company will notify Participants annually of the established interest rate and the status of their respective Interest Credit Accounts.

Stock Unit Account. As of each of the Company’s dividend payment dates, each Participant’s Stock Unit Account shall be credited with the number of shares of the Company’s common stock that could be purchased, as set forth in paragraph 5.2, by an amount equal to the cash dividends that would be payable on the number of shares of the Company’s common stock that equals the number of stock units in the Participant’s Stock Unit Account. The Company will notify Participants annually of the number of stock units, and the dividend equivalents, credited to their respective Stock Unit Accounts.

6	Form and Timing of Distribution.

6.1	General Rule

A Participant may elect the form and timing of distribution with regard to his or her entire Account as described below. This distribution election must be made at the same time the Participant makes his or her Deferral Election.

Distribution elections made with regard to a Participant’s entire Account may be changed solely to the extent permitted under subsection 6.2 below.

(A)	Lump Sum Distribution

The lump sum distribution option is a single lump sum payable in January of any Plan Year following the Participant’s Separation from Service. The amount of such distribution will be based on the value of the Participant’s Account determined as of the date of payment.

Payment of the lump sum will be made the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to Section 6.3 below), as elected by the Participant under this Section 6.

(B)	Installment Payment

The installment payment option is a series of annual installment payments for a period between 2 and 15 years. The amount payable to the Participant each year shall be computed by multiplying the balance in the Account (or the applicable portion of the Account) by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the distribution period on the first day of January of such year.

Prior to January 1, 2006, a Participant could elect that annual installments be determined under the “Approximately Equal” method, under which the amount payable to the Participant each year shall be computed by the Company so that the aggregate amount of cash or stock in a Participant’s Account under the Plan shall be distributed in approximately equal installments in each year for which payments are to be made. The Approximately Equal method is only available for payment elections on file as of December 31, 2005.

Annual installment payments will begin the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to Section 6.3 below), as elected by the Participant under this Section 6. Payments will continue until the full balance in the Participant’s Account has been paid.

In the event that no distribution option is elected, the Participant will be deemed to have elected to receive a single lump sum payable in January of the first Plan Year following the Participant’s Separation from Service.

6.2	Changes to Distribution Election

Effective January 1, 2008, a Participant may change a distribution election with regard to his or her entire Account only once after the initial distribution election is made (subject to Section 6.3 below), in accordance with the conditions stated below. To the extent such change would defer commencement of any portion of the Participant’s Account beyond both age 70 1/2 and Separation from Service, the change will not be effective with respect to such portion.

(i)	A new distribution election must be submitted to the Committee at least 12 months before the existing scheduled distribution date, and during the annual election period established by the Committee.

(ii)	The revised distribution election must not take effect for at least 12 months after it is made.

(iii)	The new distribution election must provide for an additional deferral period of at least 5 years beyond the original distribution date.

In no event can installment payments be revoked once they have begun.

Prior to January 1, 2008, a Participant may change a distribution election with regard to his or her entire Account, in accordance with procedures established by the Committee, without the restrictions stated above. Any changes made under this paragraph will be invalid to the extent they affect distributions scheduled for the Plan Year in which the change is made.

6.3	Distributions At Age 70 1/2

Payment of benefits under this Plan will begin not later than the first January following the calendar year in which the Participant both attains (or would have attained) age 70 1/2 and is Separated from Service. Payment of benefits for Participants actively in service on the Board beyond age 70 1/2 will begin no later than the first January following the calendar year in which the Participant Separates from Service. In the event that no distribution option is elected under Section 6.1 above, the Participant will be deemed to have elected to receive a single lump sum distribution.

6.4	Specified Employees

Notwithstanding anything to the contrary under this Section 6, a Specified Employee will not receive any distribution under this Plan during the six-month period immediately following his or her Separation from Service.

The Account of a Specified Employee will be distributed in the form elected under Section 6.1 above. This distribution will commence as of the later of:

(i)	the time elected under Section 6.1,

(ii)	the first day of the month following completion of the six-month waiting period (for Specified Employees who Separate from Service between July 1 and December 31), and

(iii)	January of the first Plan Year following Separation from Service (for Specified Employees who Separate from Service between January 1 and June 30).

If a Participant has elected installments under Section 6.1 above, subsequent installment payments will be made in January of each successive year until the Account is exhausted.

In the event of a Specified Employee’s death during the six-month waiting period, the waiting period will cease to apply. The Specified Employee’s benefits will be distributed in accordance with Section 7 (Death Benefits) below.

6.5	Distribution Due to Unforeseeable Emergency

A Participant or Beneficiary may elect to receive a distribution of all or a portion of his or her Accounts immediately, regardless of whether benefit payments have commenced, to the extent that the Participant or Beneficiary incurs an Unforeseeable Emergency.

The amount of the distribution will be limited to the amount reasonably necessary to satisfy the emergency need, including any taxes or penalties reasonably anticipated to result from the distribution, as determined by the Committee.

7.	Death Benefits

If a Participant dies before his or her entire Account has been distributed, the remaining Account balance will be distributed to his or her Beneficiary in accordance with the Deferral Elections filed with the Committee. Distributions to the Beneficiary will be made at the same time and in the same form as the payment that otherwise would have been made to the Participant.

To the extent no distribution election has been filed, the remaining Account balance will be paid to the Beneficiary in a single sum in January of the calendar year following the Participant’s death.

Prior to October 1, 2006, a Participant could elect one or more fixed payments be made from the Plan to the Participant’s personal representative or designated beneficiary, following the Participant’s death. Such payments, if approved by the Committee, shall be made within 15 months after the Participant’s death. Any amounts thereafter remaining in the Participant’s Account will be distributed in accordance with the Participants elections. Any such elections on file as of October 1, 2006 will continue in effect unless a subsequent Beneficiary designation has been filed.

8.	Payment in Stock or Cash. Distributions from a Participant’s Interest Credit Account shall be in cash. Distributions from a Participant’s Stock Unit Account shall be made in whole shares of the Company’s common stock equal in number to the whole number of then distributable stock units credited to the Participant’s Stock Unit Account. No fractional shares shall be distributed and any then distributable account balance remaining after any stock distribution shall be paid in cash.

9.	Participant’s Rights. Amounts accumulated and deferred under the Plan remain the property of the Company, and no Participant or other person shall acquire any property interest in the account(s) or any other assets of the Company on account of participation in the Plan, a Participant’s rights being limited to receiving from the Company the payments provided for in the Plan. The Plan is unfunded, and to the extent that any Participant acquires a right to receive payments from the Plan, such right shall be no greater than the right of a general unsecured creditor of the Company.

The right of a Participant or the Participant’s legal representative or beneficiary to receive payments from the Plan shall not be subject to anticipation, sale, assignment, pledge, encumbrance or charge, nor shall such right be liable for or subject to the debts, contracts, liabilities or torts of the Participant or the Participant’s legal representative or beneficiaries.

10.	Powers of Compensation Committee. The Plan shall be administered by the Committee. The Committee shall have full power and discretionary authority to construe and interpret the Plan. No member of the Committee shall act on any matter concerning such member’s participation in the Plan or such member’s account(s) under the Plan. Decisions of the Committee shall be final and binding upon the Participants, their legal representatives and beneficiaries.

11.	Termination or Amendment of the Plan. The Plan may be terminated, modified, or amended from time to time by resolution of the Board of Directors. If the Plan is terminated, all amounts accumulated prior to termination will continue to remain subject to the provisions of the Plan as if the Plan had not been terminated. Notwithstanding the foregoing, The Boeing Company may, in its discretion, terminate the entire Plan and pay each Participant a single lump-sum distribution of his or her entire accrued benefit to the extent permitted under conditions set forth in Code section 409A and any IRS or Treasury guidance thereunder (provided that distributions from a Participant’s Stock Unit Account will still be paid in shares of Company stock).

12.	Delays in Payment. Payment of benefits under this Plan may be delayed to the extent permitted by Code section 409A, as determined by the Committee.

13.	Involuntary Inclusion in Income. If a determination is made that the Account of any Participant (or his or her Beneficiary) is subject to current income taxation under Code section 409A, then the taxable portion of such Account will be immediately distributed to the Participant (or his or her Beneficiary), notwithstanding the general timing rules described in Section 6 above.

14.	Compliance with Code Section 409A. It is intended that amounts deferred under this Plan will not be taxable under section 409A of the Code with respect to any individual. All provisions of this Plan shall be construed in a manner consistent with this intent.

15.	Construction. The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent permissible, according to the internal laws of the state of Illinois. If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.